Exhibit 6.1

ENTAILMENT AND JOINT RESPONSIBILITY AGREEMENT in which the use of the Appellation of Origin Tequila is granted, in compliance with the article 165 bis 24 of the Industrial Property Law and the NOM-006-SCFI-2012 alcoholic beverages TEQUILA-specifications (or the one that replaces it) hereinafter “Tequila Official Norm” to maintain the quality of Tequila, celebrated between TEQUILA SELECTO DE AMATITAN S.A. DE C.V. (hereby known as “THE PRODUCER”), represented in this Agreement by its Legal Representative, Mr. ROBERTO REAL REYNOSO, and California Tequila, Inc., hereby known as “THE DISTRIBUTOR”; represented in this Agreement by its Legal Representative Richard Dominick Gamarra, Agreement in which the parties submit themselves to the following Statements and Clauses:

STATEMENTS

A.	THE PRODUCER HEREBY STATES:

A.1.       Been an entity legally established by Mexican Law, with the tax code RFC TSA 980825 8B0, having its social address in CAMINO A LA VILLA DE CUERÁMBARO KM.2, AMATITAN, JALISCO, MÉXICO, ZIP CODE.45380.

Appointing as the address to receive and hear notices in CAMINO A LA VILLA DE CUERÁMBARO KM.2, AMATITAN, JALISCO, MÉXICO, ZIP CODE.45380.

A.2.       As part of its activities or purposes is the production of the alcoholic beverage named “TEQUILA” having the necessary facilities for its production in its factory located in CAMINO A LA VILLA DE CUERÁMBARO KM.2, AMATITAN, JALISCO, MÉXICO, ZIP CODE.45380, making the product with strict attachment to the current Official Mexican Norm for “Tequila”.

A.3.       Has the authorization to produce Tequila by the Official Direction of Norms with number 1459, hereinafter NOM 159 and, has the Certification of Compliance with the “Tequila Official Norm” issued by Review Office that has been accepted that is in this case the Tequila Regulatory Council, A.C., hereinafter “CRT”, which is current.

A.4.       Has the authorization to use the Appellation of Origin Tequila number 173, issued according to the applicable legislation, the Industrial Property Law. The validity of said authorization does not expire before the due date in which the effect of this agreement ends.

A.5.       Mr. ROBERTO REAL REYNOSO has the position of Legal Representative, and has all the legal faculties to sign, in representation of THE PRODUCER, this agreement.

B.	THE DISTRIBUTOR HEREBY STATES

B.1.        Been an entity legally established by United States of America Law, is up to date with its tax payments, and as part of its activities or purposes, are the distribution and/or sell of alcoholic beverages, as well as gain by any legal mean, register, use, exploitation, and administration of any right, title, mark, distinctive sign or industrial property right, to be use to distinguish and identify the alcoholic beverage named “Tequila” and having its address in 30012 AVENTURA, SUITE A, RANCHO SANTA MARGARITA, CALIFORNIA, C.P. 92688, UNITED STATES OF AMERICA.

B.2.       Appointing as the address to receive and hear notices in 30012 AVENTURA, SUITE A, RANCHO SANTA MARGARITA, CALIFORNIA, C.P. 92688, UNITED STATES OF AMERICA.

B.3.        Has the permission or the authorization issued by the competent authorities to perform the activities described in section B.1.

B.4.        Based on the “TEQUILA” and/or the “TEQUILA 100% OF AGAVE” bottled of Origin delivered by THE PRODUCER according with this contract, THE DISTRIBUTOR will perform the activities of Distribution and/or Selling of the beverage.

B.5.        Mr. RICHARD DOMINICK GAMARRA has the position of Legal Representative, and has all the legal faculties to sign, in representation of THE DISTRIBUTOR, this agreement.

B.6.       Recognizes that is going to be the only distributor/seller of the finished product that THE PRODUCER shall bottle as TEQUILA and TEQUILA 100% under THE MARK, been responsible at all time of providing to THE PRODUCER all the necessary materials, not limited to, bottles, labels, caps, etc., acknowledging that THE DISTRIBUTOR shall be the one responsible of choosing and purchasing such materials.

B.7.        That “UNDER OATH” declares that besides been the owner of THE MARK above mentioned, has all the intellectual property rights derived from the materials used for the bottling of TEQUILA and TEQUILA 100% that is going to be used with THE MARK, joint or separately; materials, not limited to, CAPS, LABELS, BACK LABELS, BOXES, SEALS, DECORATIVE LIBELS, ETC.

B.8.        Recognizes that as THE DISTRIBUTOR/seller of the finished product TEQUILA and TEQUILA 100% that THE PRODUCER shall bottle with THE MARK, is going to be the sole beneficiary for the commercial exploitation, and therefore, the sole responsible before any authority, of any violation or infringement, voluntary or by accident, of Intellectual property Rights of third parties, used in the bottling and packaging of the supplies TEQUILA and TEQUILA 100% used with THE MARK. Such Intellectual Property rights could be, but not limited to, copyright, image rights, mark infringements, patents, design patents, utility patents, or any other.

B.9.    In virtue of the above, shall be hold accountable before THE PRODUCER for any loss or damage made by any individual or entity or by any Judicial, Administrative, Penal authority, local or federal, in case of any invasion of rights of a third party, in bottling and production of TEQUILA and TEQUILA 100% made with THE MARK for THE DISTRIBUTOR, and shall be responsible for attorney fees, court fees, and any charge made for any judicial or administrative procedure derived of said intellectual property rights invasion.

C.	BOTH PARTIES HEREBY STATES

C.1.       Is their will to engage and collaborate between them so the product delivered to the consumer with the Appellation of Origin “TEQUILA”, complies with the specifications listed in the “Tequila Official Norm”.

C.2.        Is further acknowledged by the parties that the authorized user of a protected appellation of origin may, by means of this agreement, allow the use of it, only to those who distribute and sell the products of its marks. In order to accomplish this, the agreement shall be recorded in the Mexican Institute of Industrial Property in order to cause effects before a third party, set forth by the recording according to the article 165 BIS 24 of the Industrial Property Law.

C.3.        This agreement shall cause effect when the letter issued by the Mexican Institute of Industrial Property, in which the record and approval is stated, in terms of the article 165 BIS 14 fractions III and IV. In case that THE DISTRIBUTOR does not comply with this, the cancellation of the agreement shall proceed.

C.4.        Is known by the parties that when a change of name, denomination, business name, or transformation of legal regime, as well as change of address of the authorized user shall be recorded before the Mexican Institute of Industrial Property, the changes, in terms set forth in the Regulation Industrial Property Law as is stablished in the article 165 BIS 25.

C.5.        Is understood that the cancellation of this agreement shall be caused in case THE PRODUCER or DISTRIBUTOR and/or owner of the mark, title, or distinctive sign or industrial property right or legal protection mean does not comply with the official norms to preserve the quality of the alcoholic beverage named “Tequila”, as its set forth in this agreement, and indirectly in case that the authorization of use of the Appellation of Origin or the Official Title of Compliance with the “Official Tequila Norm” owned by THE PRODUCER is nulled or cancelled.

C.6.       Both parties agree to celebrate this agreement to comply with the article 165 BIS 24 of the Industrial Property Law and the “Official Tequila Norm”, according to the following:

CLAUSES

FIRST.- THE PRODUCER is obligated to deliver to THE DISTRIBUTOR in terms of this agreement, the product made and bottled of origin that strictly with the “Official Tequila Norm”.

SECOND.- THE PRODUCER is obligated to give to THE DISTRIBUTOR, in case of been required by the last, officially valid evidence of the compliance of the prevision stated in the first clause.

THIRD.- According to article 165 BIS 24 of the Industrial Property Law and the Official Tequila Norm, “THE PRODUCER” allows “THE DISTRIBUTOR” the use of the word TEQUILA and/or TEQUILA 100% AGAVE, to the mark (s) attached in this agreement, in the same manner THE DISTRIBUTOR is obligated to comply with the requirements stablished in fractions III and IV of the article 165 BIS 14 of the Industrial Property Law.

III.	That, in each case, complies with the Official Mexican Norms stablished according to the applicable law, about the products that are the subject, and

IV.	the rest that are appointed by the declaration.

The parties acknowledges that the Tequila is a distinctive and original product of Mexico and agree that in any case challenge, file for opposition, cancellation or interfere in any way with the “Appellation of Origin Tequila”, its foreign registers, or any register or legal protection measure (including without limitation any collective mark or certification mark), that is protected by the “Appellation of Origin Tequila”.

FOURTH.- THE DISTRIBUTOR is obligated to not modify in any way, in the action of the activities mentioned in the statement B.3, the Tequila delivered by THE PRODUCER, previously bottled of origin. The only activities that can be performed by THE DISTRIBUTOR will be of distribute and sell the product delivered by THE PRODUCER, previously bottled.

FIFTH.- THE DISTRIBUTOR is obligated to use the “Appellation of origin Tequila” and to distribute the product with the same name, delivered by THE PRODUCER exclusively in the bottles that bear the mark (s), right (s), title (s), distinctive sign (s), or industrial property right (s), susceptible to be used to distinguish and identify the alcoholic beverage named “TEQUILA” subject of this agreement, that are duly registered by THE DISTRIBUTOR (or has the assigned rights) or Licensed to its name in case they belong to a third party, according to the correspondent laws.

In all moment THE DISTRIBUTOR shall comply with the previsions of the “Official tequila Norm”, it will indicate or advertise that its product is Tequila without a doubt or confusion that is from and distinctive of Mexico. The mark that be used to distribute the product subject of this agreement is listed below:

MARK	COUNTRY AND GOVERNMENT AGENCY OF REGISTER	OWNER	FILE
1575702	UNITED STATES PATENT AND TRADEMARK OFFICE (USPTO), UNITED STATES OF AMERICA	ASOMBROSO ULTRAFINO	1619373

SIXTH.- The parties agree that the commercial information that is used on the labels and containers in which the product will be sold, shall include the “Appellation of Origin Tequila” as well as the marks mentioned in this agreement that will be use to sell the product, shall comply with the “Official Tequila Norm”, without prejudice of the other applicable dispositions of the jurisdiction of territory in which will be sold.

SEVENTH.- This agreement will be valid for 10 YEARS starting from receiving the letter issued by the Mexican Institute of Industrial Property, where the record and approval are filed, according to the article 165 BIS 24 of the Industrial Property Law

This agreement can be terminated by mutual agreement of the parties, with the petition in writing before the Mexican Institute of Industrial Property. When the cancellation is submitted by only one party, it should have the letter of recording issued by the same Institute

EIGHTH.- Lack of compliance of any of the parts with the “Official Tequila Nom” under this agreement shall result in the suspension or cancellation of the export certificates issued by The CRT.

NINETH.- The parties agreed that for the interpretation and comply of this agreement, shall submit expressly to the applicable Mexican Law as well as the jurisdiction of the Federal Court of the city of Guadalajara, resigning to any jurisdiction that may apply to them.

TENTH.- The version in Spanish is the only one with official validity, any translation shall be deemed as courtesy without any validity.

THIS CONTRACT IS SIGNED IN THE CITY OF GUADALAJARA, JALISCO, ON APRIL 27th, 2020.

ROBERTO REAL REYNOSO IN REPRESENTATION OF TEQUILA SELECTO DE AMATITAN S.A. DE C.V.
(THE PRODUCER)

RICHARD DOMINICK GAMARRA IN REPRESENTATION OF CALIFORNIA TEQUILA, INC.

(THE DISTRIBUTOR)

WITNESS

Signature:	Signature:
Alejandro Avina Ochoa	Edymae Garcia Sojo
Opal 722, Col Artesanos	Opal 722, Col Artesanos
Guadalajara, Jalisco, C.P. 44200	Guadalajara, Jalisco, C.P. 44200